John A Lambert,
Box Cottage, Church Lane, Great Kimble, Aylesbury, Bucks Hp17 9TH. U.K.

Executive Chairman of the Board of Novavax inc
Novavax inc
9920, Belward Campus Drive,
Rockville, MD 20850
USA

13th December 2010

Dear Executive Chairman of the Board of Novavax,

Notice of Resignation from the Board of Directors of Novavax inc. on the basis of serious disagreements

I am submitting my resignation as a Director of Novavax, effective immediately, since I have fundamental serious disagreements with the Company's policies and practices. It is my view that certain of the Company's policies and practices are inadequate, including the Executive Chairman's and the Board's failure to appropriately communicate with me as a Director and to provide me with the same level of information as is supplied to the other Directors thus making it impossible for me to perform my duties as a Director, and the Company's compliance procedures which appear to me to be inadequate to address the issues. I had thought the disagreements, which started in the Spring of 2010 and have escalated since, could be amicably resolved through the use of the internal compliance complaints procedure established in connection with the Novavax Code of Business Conduct and Ethics, but the Company decided to bring the matter to the SEC and the shareholders in the recent SEC filing.

The following matters are among what I consider to be the main disagreements:

1. At the Board Meeting of 17th June 2010, I raised a number of legitimate questions on aspects of the Company's business, including: key elements of the strategy, the increase of administrative costs although the Company had recently undertaken a painful but needed cost reduction exercise, a significant change to the strategy which would result in the recruitment of an additional high-level, high-cost executive, addition of substantial unbudgeted costs and a change to the strategy which had not been presented to and agreed with the Board and, whether the build up of costs would have an effect on the going concern criteria for the Company. I do not recall any Board Member expressing any comment to my questions, and my questions were not answered either during the meeting or after, with the exception of the one about the going concern criteria, which was eventually answered satisfactorily by the CFO on 22nd July in a note entitled "Going Concern Opinion". I restated my questions in a note sent to the Executive Chairman and Chairman of the Nominating and Corporate Governance Committee on 16th July entitled "Follow up call 10th July" to which I did not receive any reply.

2. On the 27th September 2010, I notified the Company in a note entitled "New Activities" that I had accepted a Chairman position with a company in The Netherlands, Mucosis B.V. On the 5th October 2010, I received a note from the Executive Chairman entitled "Mucosis" asking me to describe Mucosis' activities to address whether any conflicts of interest might exist.

On the 8th October, I accordingly responded with a note entitled "Activities Mucosis" giving the facts and full explanation why, in my view, no conflict of interest exists in my holding a board position at both Mucosis and Novavax as well as remarking that in the event of future potential conflicts there is already an established process in place in the Company which I would be pleased to follow. It is my understanding that as would be usual in the vaccines biotech industry, there is Company precedent for Directors to hold board seats with other companies in the industry and indeed I believe there are Novavax Directors currently doing so. Neither the Executive Chairman nor any Board member has responded to, disputed, or discussed with me the reasons provided in my note of 8th October . On 29th October, I received a letter from the Chairman of the Nominating and Corporate Governance Committee following a meeting they held on 21st October where he "reiterated" that I should provide details of Mucosis activities. I responded to this on 1st November 2010 in a note entitled "Response to letter of 29th October 2010" answering the points he raised and expressing my surprise at his requesting again information I had supplied on the 8th October. I questioned whether my note of 8th October had in fact been circulated to the members of the Nominating and Corporate Governance Committee prior to their meeting of 21st October where this matter was discussed. I have received no further correspondence on this matter.

3. A Board Call was scheduled for 5th November indicating that the subjects for discussion were to seek Board approval for progressing two potential business development opportunities. As it turned out at the Board Call, the agenda was completely changed, causing me to be unprepared for a discussion on the new agenda items, and it seemed to me that I was the only Board member unaware of the new agenda, which in my understanding of my role as a Director is inappropriate communication between the Executive Chairman and a Director. I subsequently learned that a Board Meeting was held later that day, where I had clearly not been invited, and where the business development proposals to which I could have contributed significant industry expertise were discussed and approved. I wrote to the Company on 7th November in a note entitled "Board Call of 5 November 2010" setting out my disagreement with the events of 5th November, re-stating with reasons my opposition to the establishment of the Influenza and New Products Committee, questioning the validity of such a committee and requesting that independent counsel be appointed to review the setting up of the committee. In addition I asked 7 specific factual questions. I received no response to this note or answers to the questions raised. In the absence of any response from the Company I sent a note to the Executive Chairman and all Board members on 22nd November 2010 asking for a response to my note of 7th November and the questions I had raised.

4. I still did not receive any response to my requests, and therefore on the 24th November in a note entitled "FW: Complaint under the Novavax Code of Conduct and Ethics Policy" I made a formal complaint on four compliance-related issues. I have not received any formal response to the complaints with the exception of the first complaint relating to the non-payment of monies owing to me, which have now been paid in response to my formal complaint.

On the evening of the 29th November, I did however receive an unsolicited call from the Chairman of the Audit Committee and a follow up call took place on the next day. I

welcomed this call being from the first Board member willing to discuss the issues with me, and I was hopeful that the complaints and differences could be resolved. A further call was scheduled for 3rd December. In the meantime the Company issued the 8-k without communicating with me about its language beforehand.

I maintain my view that there is not a conflict of interest in my holding Board positions at both Novavax and Mucosis. In addition, the failure of the Company and any Director to discuss or provide me with answers to the questions I raised in my note to the Company of 7th November with respect to whether full facts had been disclosed to the Directors furthers my concern that the setting up of the Influenza and New Products Committee did not happen in an appropriate manner. I do not believe correct procedures and practices were adhered to. It is my understanding that the Directors have a duty to consider all information before making a decision, and I have received no information that leads me to believe that this had happened when the decision was taken on 5th November 2010. I believe that the rights and interests of the shareholders are not being considered appropriately, and that through the actions described here, the shareholders are being deprived of the contribution of my industry expertise for which I was brought onto the Board.

Since my appointment as Executive Chairman of Novavax in 2007, including my more recent position as a Director of the Company, I have worked tirelessly in the interests of the Company and its shareholders in pursuing the tremendous opportunity that I believe exists for Novavax and its technology. Despite my many efforts over recent months to receive appropriate communication and information, in my view, this has not occurred, leaving me in the position that I do not have the necessary information to perform my duties as a Director and, under these circumstances I feel, regrettably, obligated to resign now.

Yours sincerely,

J. A. Lambert

John A Lambert